Exhibit 10.10

AMERINST INSURANCE GROUP, LTD.

NON-QUALIFIED STOCK OPTION AGREEMENT

Name of Grantee:	No. of Shares:

Grant Date:	Grant Price per Share: $

This Non-Qualified Stock Option Agreement (this “Agreement”) by and between AMERINST INSURANCE GROUP, LTD., a Bermuda corporation (the “Company”) and the Grantee named above (referred to below as “you”) evidences the grant by the Company of a Non-Qualified Stock Option to you on the date stated above (the “Grant Date”) and your acceptance of such Option in accordance with the provisions of the Amerinst Insurance Group, Ltd. 2016 Stock Option Plan, as amended from time-to-time (the “Plan”).

Your Option is subject to the terms and conditions set forth in the Plan (which is incorporated herein by reference), any rules and regulations adopted by the Board of Directors of the Company or the committee of the Board which administers the Plan (collectively, the “Committee”), and this Agreement. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the terms, conditions and provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. This grant becomes effective only if you affirmatively accept it and evidence your understanding of the terms and conditions of your Option, in accordance with applicable procedures established by the Company. Any terms used in this Agreement as capitalized defined terms that are not defined herein shall have the meanings set forth in the Plan.

1. Option Grant. You have been granted an option (the “Option”) to purchase the number of shares of the Company’s common stock, par value $1.00 per share (“Common Stock”), set forth above. The Option is a “non-qualified stock option” and is not an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Grant Price. The price at which you may purchase the shares of Common Stock covered by the Option is the price per share set forth above.

3. Term of Option. Your Option expires no later than the sixth anniversary of the Grant Date.

4. Vesting of Option.

(a) The Option shall be subject to the following vesting schedule as established by the Committee                                         .

(b) Notwithstanding any vesting schedule in Section 4(a) above, your Option shall become fully vested upon your death or Disability, or upon the occurrence of a Change of Control.

(c) A vested Option shall remain outstanding (but not exercisable) until the Exercise Date regardless of whether you remain an employee, director or service provider of the Company; provided that if you are terminated for Cause, any vested Option shall be immediately forfeited upon such termination.

5. Exercise Date. Each vested Option shall be deemed exercised on the earlier to occur of (a) the sixth (6th) anniversary of the date of grant, or (b) the date of a Change of Control.

6. Manner of Exercise. Your vested Options shall be deemed exercised on the Exercise Date, and unless you elect in writing on or before the Exercise Date to pay the Grant Price in cash, exercised Options shall be settled using a net settlement mechanism whereby the number of shares delivered upon exercise of the Option will be reduced by the number of shares that has a value equal to the Grant Price. You may elect to pay the Grant Price in cash (including cashier’s or certified check, bank draft or money order) or in such other manner as determined by the Committee (if in accordance with policies approved by the Board).

7. Income Tax Withholding. In connection with the exercise of your Option, you will be required to pay, or make other arrangements satisfactory to the Committee, to satisfy any applicable tax withholding liability. If you fail to satisfy your tax withholding obligation in a time and manner satisfactory to the Committee, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you, or may defer such issuance unless indemnified to its satisfaction. The amount of withholding tax paid by you to the Company will be paid to the appropriate federal, state, and local tax authorities in satisfaction of the withholding obligations under the tax laws. The total amount of income you recognize by reason of exercise of the Option will be reported to the appropriate taxing authorities in the year in which you recognize income with respect to the exercise. Whether you owe additional tax will depend on your overall taxable income for the applicable year and the total tax remitted for that year through withholding or by estimated payments.

8. Non-transferability of Option. The Option granted to you by this Agreement may be exercised only by you, and may not be assigned, pledged, or otherwise transferred by you, with the exception that in the event of your death the Option may be exercised by the executor or administrator of your estate or by a person who acquired the right to exercise your Option by bequest or inheritance or by the laws of descent and distribution.

9. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Cause” shall have the meaning ascribed thereto in any effective employment agreement between you and the Company or any Subsidiary, or if no employment agreement is in effect that contains a definition of cause, then Cause shall mean a finding by the Committee that you have (i) committed a felony or a crime involving moral turpitude, (ii) committed any act of gross negligence or fraud, (iii) failed, refused or neglected to substantially perform your duties (other than by reason of a physical or mental impairment) or to implement the reasonable directives of the Company (which, if curable, is not cured within 30 days after notice thereof to you by the Committee), (iv) materially violated any policy of the Company (which, if curable, is not cured within 30 days after notice thereof to the Participant by the Committee), or (v) engaged in conduct that is materially injurious to the Company, monetarily or otherwise.

(b) “Disability” shall have the meaning ascribed thereto in any effective employment agreement between you and the Company or any Subsidiary, or if no employment agreement is in effect that contains a definition of disability, then disability shall mean the inability, due to documented illness, accident, injury, physical or mental incapacity or other disability, of you to carry out effectively your duties and obligations to the Company and its Subsidiaries or to participate effectively and actively in the management of the Company and its Subsidiaries for a period of at least 90 consecutive days or for shorter periods aggregating at least 120 days (whether or not consecutive) during any twelve-month period, as determined in the reasonable judgment of the Committee.

10. No Guarantee of Employment. The grant of the Option shall not confer upon you any right to continue in the employ of the Company or any Subsidiary nor limit in any way the right of the Company or any Subsidiary to terminate your employment at any time. You shall have no rights as a shareholder of the Company with respect to any shares of Common Stock issuable upon the exercise of the Option until the date of issuance of such shares of Common Stock.

11. Other Plans. You acknowledge that any income derived from your Option (or the sale of Common Stock underlying your Option) will not affect your participation in, or benefits under, any other benefit plan maintained by the Company.

12. Administration. The Committee has the sole power to interpret the Plan and this Agreement and to act upon all matters relating to Options granted under the Plan. Any decision, determination, interpretation, or other action taken pursuant to the provisions of the Plan by the Committee shall be final, binding, and conclusive.

13. Amendment. The Committee may from time to time amend the terms of this grant in accordance with the terms of the Plan in effect at the time of such amendment, but no amendment which is unfavorable to you can be made without your written consent.

14. Code Section 409A Compliance. The Option is intended to comply with or be exempt from the requirements of Code Section 409A. The Plan and the Agreement shall be administered and interpreted in a manner consistent with this intent. If the Committee determines that this Agreement is subject to Code Section 409A and that it has failed to comply with the requirements of that Section, the Committee may, at the Committee’s sole discretion, and without your consent, amend this Agreement to cause compliance with Code Section 409A or exemption from Code Section 409A.

15. Discretionary Nature of Grant; No Vested Rights. You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the Option under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of stock options or benefits in lieu of stock options in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of any grant, the number of shares of Common Stock subject to the grant, the vesting provisions and the exercise price. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of your employment with the Company or any Subsidiary.

16. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Option or other awards granted to you under the Plan by electronic means. You hereby consent to receive such documents be electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17. Additional Requirements. The Company reserves the right to impose other requirements on the Option, any shares of Common Stock acquired pursuant to the Option, and your participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the administration of the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

IN WITNESS WHEREOF the Company and you have executed this Agreement effective as of the Grant Date.

ACCEPTED BY GRANTEE:

By:

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AMERINST INSURANCE GROUP, LTD.

By:

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